Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

August 10, 2006

FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 10, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an increase of 1,000,000 shares of your common stock reserved for issuance under your 1995 Stock Incentive Plan, as amended (the “1995 Plan”); (ii) 100,00 shares of your common stock issuable pursuant to the Stand-Alone Stock Option Agreement by and between FEI Company and Don Kania dated on or about August 14, 2006; (iii) 25,000 shares of your common stock issuable pursuant to the Stand-Alone Restricted Share Unit Agreement by and between FEI Company and Don Kania dated on or about August 14, 2006 (four year vesting); and (iv)  50,000 shares of your common stock issuable pursuant to the Stand-Alone Restricted Share Unit Agreement by and between FEI Company and Don Kania dated on or about August 14, 2006 (one year vesting) (all three of the aforementioned agreements, the “Agreements”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings that you propose to take in connection with the sale and issuance of such common stock.

It is our opinion that, based only on a review of a standard compilation of the corporations section of the Oregon Business Corporation Act, when issued and sold in the manner referred to in the Agreements and the 1995 Plan and pursuant to the agreements that accompany the 1995 Plan, the common stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.  This opinion may be incorporated by reference in any abbreviated Registration Statement filed pursuant to Item E under the General Instructions to Form S-8 under the Securities Act with respect to the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation